Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated March 31, 2006

Relating to Preliminary Prospectus Supplement Dated March 31, 2006 Filed pursuant to Rule 424

Registration Statement No. 333-132871

March 31, 2006

FREE WRITING PROSPECTUS DATED MARCH 31, 2006

Boston Properties, Inc. To File Registration Statement

For Sale of Common Stock By Selling Stockholders

Boston Properties Limited Partnership To Offer Exchangeable Notes

BOSTON, March 31 — Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, announced this morning that it intends to file a shelf registration statement on Form S-3 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “SEC”) to register the sale of common stock of the Company by certain stockholders. The Company expects that these stockholders will offer today approximately 3,250,000 shares of common stock, plus up to an additional 487,500 shares for the underwriter’s overallotment option.

The Company also announced that Boston Properties Limited Partnership, a Delaware limited partnership and the Company’s subsidiary (“BPLP”), intends to offer today approximately $400 million principal amount of exchangeable notes registered under BPLP’s existing shelf registration statement on Form S-3 filed with the SEC, plus a 15% overallotment option for the underwriter.

Morgan Stanley is the sole bookrunner for the proposed offerings.

The Company intends to file a registration statement (including a prospectus) with the SEC for the common stock offering to which this communication relates. Before you invest, you should read the prospectuses and other documents the Company has filed with the SEC for more complete information about the Company and these offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectuses after filing if you request them by calling 617-236-3322. These documents will also be available by accessing the Company’s web site at www.bostonproperties.com. A copy of the prospectuses can also be obtained from Morgan Stanley & Co, Incorporated. Direct any requests to Morgan Stanley, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email: prospectus@morganstanley.com or by phone 917-606-8474.

Boston Properties is a fully integrated, self-administered and self- managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties and also includes two hotels. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets—Boston, Midtown Manhattan, Washington, D.C., San Francisco, and Princeton, N.J.

Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, including its guidance for the first quarter and full fiscal year 2006.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 617-236-3322